Power Efficiency Corporation Announces $835,000 Private Financing with $0.40 Conversion Price

August 18, 2009 – Las Vegas, NV – Power Efficiency Corporation (OTCBB: PEFF.OB), a Cleantech company focused on energy efficiency technologies for electric motors, today announced it completed private placement of $835,000 worth of preferred stock and warrants.

In the offering, the Company issued 20,875 Units, each unit consisting of one share of Series C Preferred Stock and a warrant to purchase up to 50 shares of the Company’s common stock.  Each Unit has a purchase price of $40. Each share of preferred stock is initially convertible into 100 shares of common stock, making the effective common stock purchase price $0.40.  The warrants have a per share exercise price of $0.40.  The Series C Preferred Stock has an 8% dividend, payable annually in cash or stock, at the discretion of the Company’s board of directors.  The Series C Preferred Stock has a mandatory conversion clause if the closing price of the Company’s common stock averages $1 or greater over a 10 day period.

About Power Efficiency Corporation
Power Efficiency Corporation is a clean tech company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, Nevada. The Company has developed a patented and patent-pending technology platform, called E-Save Technology, which has been demonstrated in independent testing to improve the efficiency of electric motors by up to 35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. E-Save Technology can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s products, based on E-Save Technology, include an Industrial Motor Efficiency Controller for three phase applications, such as escalators, crushers, granulators, mixers, saws and MG elevators, and a new Appliance Motor Efficiency Controller for small single phase applications such as residential and light commercial appliances. For more information, go to www.powerefficiency.com.

The securities are offered pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, Regulation D and Rule 506.  The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements therefor.  Proceeds from the offering are to be used for general corporate purposes. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the laws of such state.

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC filing. Power Efficiency assumes no obligation to update the information in this release.